U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

|_| Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

|_| Form 3 Holdings Reported

|X| Form 4 Transactions Reported

================================================================================
1. Name and Address of Reporting Person*

   Yankee               Ernest                     W.
--------------------------------------------------------------------------------
   (Last)               (First)                 (Middle)

                               11508 Cedar Street
--------------------------------------------------------------------------------
                                    (Street)

  Leawood                 KS                    66211
--------------------------------------------------------------------------------
   (City)               (State)                 (Zip)


================================================================================
2. Issuer Name and Ticker or Trading Symbol

AVAX Technologies, Inc. (AVXT)

================================================================================
3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)


================================================================================
4. Statement for Month/Year

December 2000
================================================================================
5. If Amendment, Date of Original (Month/Year)


================================================================================
6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   |_|   Director                             |_|   10% Owner
   |X|   Officer (give title below)           |_|   Other (specify below)

   ------------------------------------------------
================================================================================
7. Individual or Joint/Group Filing (Check Applicable Line)
   |_|  Form filed by One Reporting Person
   |_|  Form filed by More than One Reporting Person

================================================================================

* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Security Acquired (A) or        Securities     ship
                                                                 Disposed of (D)                 Beneficially   Form:     7.
                                                                 (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                      2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                                    Transaction   Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security                     Date          Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)    (Instr. 8)                   (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-                      Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  Code     4 and 5)      Date      Expira-           Number  ity      Year      (I)      ship
Security            Secur-   Day/     (Instr.  ------------  Exer-     tion              of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    8)        (A)   (D)    cisable   Date     Title    Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
Statutory                                                                       Common
Stock Option(1)     $2.938   12/26/00 J(2)      30,000       1/1/01(3) 11/22/06 Stock    30,000           395,104   D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:

(1) Represents a Right to Purchase.
(2) Acquired through Authorization of the Board of Directors.
(3) The Option vests in 16 equal quarterly installments commencing on January 1, 2001 and continuing at a rate of 1/16 per quarter. This Option terminates on December 26, 2007.

                                                        /s/ Ernest W. Yankee                3/2/00
                                                     ---------------------------           -------
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).         ** Signature of Reporting Person          Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.